LEASE TERMINATION AND BACK RENT REPAYMENT AGREEMENT

THIS LEASE TERMINATION AND BACK RENT REPAYMENT AGREEMENT (this "Agreement") is made as of the Termination Date (defined below) by and between WALNUT BEND EXECUTIVE CENTER LLC, a Florida limited liability company ("Landlord"), and SOFT TECH DEVELOPMENT CORPORATION, a Florida corporation ("Tenant").

Background

A. Joseph Stingone, Sr., ("Stingone") and Webstar Technology Group, Inc ("Webstar") entered into that certain Commercial Lease Agreement dated June 5, 2019 (the "Prior Lease"), whereby Stingone leased the Demised Premises to Webstar, and Webstar leased the Demised Premises from Stingone. All capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Prior Lease.

B. Landlord is the successor to Stingone and Tenant is the successor to Webstar.

C. The Term of the Prior Lease expires on March 31, 2022.

D. Landlord and Tenant (collectively, the "Parties") desire as of the Termination Date (as defined below) (i) to terminate the Prior Lease early and settle and schedule the repayment of certain past due rent that is due and payable under the Prior Lease (the "Back Rent"), and (ii) to enter into a new lease for the Demised Premises; all on the terms and conditions contained in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual and good faith covenants and considerations set forth herein, and for other good and valuable consideration, the receipt and sufficiency for which are hereby acknowledged, Landlord and Tenant intending to be legally bound do hereby agree for themselves, their heirs, successors and assigns as follows:

1. Background. The foregoing Background facts are true and correct in all respects and are hereby incorporated into this Agreement by this reference.

2. Termination. The Parties covenant and agree that the Prior Lease is terminated, and of no further force and effect, effective on and as of December 31, 2019 (the "Termination Date").

3. Payment of Back Rent. Tenant acknowledges and agrees that Tenant is fully liable for the payment of net Back Rent in the total amount of $55,005.00, such amount the Parties have calculated as set forth at the end of this paragraph. The Parties further agree that the $55,005.00 net Back Rent may be further reduced by the costs of any additional building repairs and maintenance approved by Landlord in advance in writing and performed and paid for by the Tenant (those actual costs to be demonstrated by written invoices marked "paid in full" by the invoicing business). Tenant agrees to pay, and will pay, the net Back Rent in equal monthly installments of

$2,000.00 commencing on February 1, 2020 and continuing on or before the first (1st) day of each and every calendar month thereafter until paid in full (the last payment, if the Back Rent balance is then less than $2,000.00, being the amount of such balance); provided, however, that in the event that certain Lease Agreement by and between Landlord and Tenant of even date herewith expires or is terminated before all Back Rent has been paid in full, immediately upon the date of such earlier expiration or termination the entire amount of the balance of the Back Rent will be due and payable in full, and will be paid in full.

Calculation of initial amount of net Back Rent:

Back Rent (April 1, 2019 – November 30, 2019):		$72,000.00
Less*:	A/C replacement and ductwork (#400)	8,300.00
	A/C maintenance (#100 and #200)	595.00
	A/C replacement and ductwork (#300)	8,100.00
Net Back Rent:		$55,005.00

* costs of maintenance approved by Landlord and paid by Tenant

4. Representations. Neither Landlord nor Tenant has heretofore assigned, transferred, encumbered or otherwise disposed of their respective rights under the Prior Lease. Each of the persons executing this Agreement on behalf of Landlord and Tenant, respectively, represents and warrants that he or she was authorized to do so by all required or appropriate actions. Consistent with the immediately preceding sentence, Landlord and Tenant further represent and warrant to each other that no consent of any third party is required for or as a condition precedent to the effectiveness of this Agreement.

5. Attorneys' Fees and Costs. In any action by either party to enforce the terms of this Agreement, the prevailing party shall collect from the non-prevailing party all of its reasonable attorneys' and paralegals' fees and costs, and court fees and costs, whether incurred before, during or after trial, and through and including final appeal and post-judgment collection proceedings.

6. Miscellaneous. This Agreement contains and sets forth the complete understanding and agreement of Landlord and Tenant, and supersedes all prior written or oral discussions, agreements, communications or representations. This Agreement is entered into in the State of Florida and shall be governed pursuant to the laws of the State of Florida. Landlord and Tenant specifically waive any and all right to jury trial as to any issue in any action based on or arising out of this Agreement. Landlord and Tenant have both had an opportunity to review this Agreement with the counsel of their choosing. In the event of litigation or related legal action involving this Agreement, the terms and conditions of this Agreement shall be interpreted as of equal weight between Landlord and Tenant as co-drafters of this Agreement. This Agreement shall be binding upon and shall inure to the benefit of each party and its respective successors and assigns and may not be amended or modified other than in writing signed by the party to be charged. Should any provision of this Agreement be declared invalid or unenforceable, whether in whole or in part, by any court of competent jurisdiction, the remaining provisions and/or portions of the effected that remain valid or enforceable shall not be effected thereby. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one and the same agreement.

[signature(s) on following page(s)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written by their respective duly authorized representatives.

Signed in the presence of:

"Landlord"

WALNUT BEND EXECUTIVE CENTER LLC, a Florida limited liability company

____

____

By: Barbara Stingone

Name: _______________________

Title: _______________________

Signed in the presence of:

"Tenant"

SOFT TECH DEVELOPMENT CORPORATION, a Florida corporation

____

____

By: _______________________

Name: _______________________

Title: _______________________